Exhibit 99.1

Grandall Legal Group (Shenzhen) Office

24/F Shenzhen Special Zone Press Tower

6008 Shennan Blvd.

Shenzhen 518009

People’s Republic of China

To: Comtech Group, Inc.

July 7, 2005

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws of PRC.

We have acted as PRC counsel for Comtech Group, Inc., a company incorporated under the laws of Maryland (the “Company”), in relation to the Company’s Registration Statement on Form S-1 covering its proposed public offering of shares of common stock. We have been requested to give this opinion on, inter alia, the legal ownership structure of Shenzhen Comtech International Ltd (“Shenzhen Comtech”), Comtech Communication Technology (Shenzhen) Company Limited (“Comtech Communication”), Comtech Software Technology (Shenzhen) Company Limited (“Comtech Software”), Shanghai E & T System Company Limited (“Shanghai E & T”) and the legality and validity of the following arrangements (“Contractual Arrangements”) under the relevant agreements (“Agreements”) among the Company, Comtech (China) Holding Ltd. ( “Comtech (China) Holding”), and the shareholders of Shenzhen Comtech. (“the Ultimate Shareholders”)

The legal ownership structure of the Company is shown in the Form S-1 under the heading “Corporate Structure.”

The following terms as used in the opinion are defined as follows:

“Approvals” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspects, qualifications and licenses;

The “Company” means Comtech Group, Inc., a company incorporated under the laws of Maryland;

“Documents” means the documents reviewed by us for the purpose of issuing this legal opinion, a list of which is contained in Schedule 1 and copies annexed to this opinion;

“Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and subordinate legislations of PRC;

“Prospectus “means the U.S. Prospectus;

“PRC” means the People’s Republic of China;

“Comtech (China) Holding” means Comtech (China) Holding Limited, a company incorporated under the laws of the British Virgin Islands;

“Shenzhen Comtech” means Shenzhen Comtech International Ltd, a limited liability company incorporated under the laws of the PRC;

“Comtech Communication” means Comtech Communication Technology (Shenzhen) Company Limited, a wholly foreign owned enterprise with limited liability under the laws of the PRC;

“Comtech Software” means Comtech Software Technology (Shenzhen) Company Limited, a wholly foreign owned enterprise with limited liability under the laws of the PRC;

“Shanghai E & T” means Shanghai E & T System Company Limited, a limited liability company incorporated under the laws of the PRC;

“Ultimate Shareholders” refers to Nan Ji and Jeffrey Kang, who hold 71% and 29% respectively of the registered capital of Shenzhen Comtech;

“Agreements” means the agreements signed respectively by and between Comtech (China) Holding and the Ultimate Shareholders of Shenzhen Comtech dated as of April 14, 2005;

“Contractual Arrangements” means the arrangements for the benefit of Comtech (China) Holding through the Agreements;

In so acting, we have examined the originals and copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rending this opinion, including and without limitation to, copies of the documents set out in Schedule 1.

We summarize the Contractual Arrangements between Comtech (China) Holding and the Ultimate Shareholders of Shenzhen Comtech below:

Agreements between Comtech (China) Holding and Nan Ji and Jeffrey Kang, the Ultimate Shareholders of Shenzhen Comtech

(1) The Ultimate Shareholders have been holding, still hold and shall continue to hold their registered capital of Shenzhen Comtech, together with all dividends and interest, rights and privileges accrued or to accrue upon the same (the “Equity Interests”) for the benefit of Comtech (China) Holding;

(2) The Ultimate Shareholders shall deal with and exercise any rights arising from the aforementioned Equity Interests in Shenzhen Comtech in such manner as Comtech (China) Holding may from time to time direct and to the extent as permitted by PRC laws and regulations;

(3) The Ultimate Shareholders shall, to the extent permitted by relevant PRC laws and regulations, (i) apply the dividend and other distributions from their Equity Interests in Shenzhen Comtech, if any, to the payments to Comtech (China) Holding or the latter’s designated entities for valid and valuable consideration to the extent permitted, (ii) to the extent the payments under (i) are not permitted by PRC laws or compliance with PRC legal or regulatory requirements would render such payments not commercially feasible, seek alternate means to perform their payment obligation under ( i) including, without limitation, using their offshore personal assets equivalent in value to the dividend and other distributions they will receive in connection with their Equity Interests in Shenzhen Comtech, and (iii) cause Shenzhen Comtech not to declare and make any dividend or other distributions without prior written approval from Comtech (China) Holding;

(4) The Ultimate Shareholders shall attend all meetings of shareholders, board of directors, or otherwise which Nan Ji and Jeffrey Kang shall be entitled to attend by virtue of being the registered holders of the said Equity Interests and to vote thereat as Comtech (China) Holding may direct, or alternatively, to execute all proxies or other documents which shall be necessary or proper to enable Comtech (China) Holding’s nominees to attend and vote at any such meeting, and shall also give all notices, orders and directions which Comtech (China) Holding may require to give;

(5) The Ultimate Shareholders shall at any time and from time to time execute such further documents, instruments and agreements and to take any actions required by Comtech (China) Holding to give effect to the Agreements, including, but not limited to, transferring the Equity Interests to Comtech (China) Holding or its designees.

(6) On 28th June 2005, Nan Ji has executed agreements to transfer respectively her 70% equity interest in Shenzhen Comtech to Jeffrey Kang and her 1% equity interest in Shenzhen Comtech to Huimo Chen, the mother of Jeffrey Kang, who is a PRC citizen. Jeffrey Kang and Huimo Chen have also agreed that upon the successful transfer of Nan Ji’s equity interest as described above, they will enter into and be bound by the same contractual arrangements with Comtech (China) Holding relating to the voting control of Shenzhen Comtech. However such share transfer shall subject to the government registration procedures.

Based on the foregoing and our review of the relevant documents (including, without limitation, the documents), we are of the opinion that:

1. Each of Comtech Communications and Comtech Software has been duly organized and is validly existing as a wholly-foreign owned enterprise with limited liability under the laws of the PRC. Each of Comtech Communications and Comtech Software has been duly qualified as a foreign invested enterprise; all the registered capital of each of Comtech Communications and Comtech Software have been fully paid and to the best of our knowledge after due inquiry, such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right.

2. Each of Shenzhen Comtect and Shanghai E&T has been duly organized and is validly existing as a limited liability company under laws of the PRC. All the registered capital of each of Shenzhen Comtech and Shanghai E&T have been fully paid and , 71% and 29% of the shares of Shenzhen Comtech are owned by Nan Ji and Jeffrey Kang, respectively, for the benefit of Comtech (China) Holding through the Agreements and Contractual Arrangements, and Shenzhen Comtech owns 60% of the shares of Shanghai E&T. To the best of our knowledge after due inquiry, such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right.

3. All Approvals in the PRC required for the establish and the maintenance of the enterprise legal person status of each of Comtech Communications, Comtech Software, Shenzhen Comtect and Shanghai E&T respectively has been duly issued and obtained and all such Approvals are in full force and effect, and to the best of our knowledge after due inquiry, have not been revoked, withdrawn, suspended or cancelled and are subject to any condition other than any annual inspection conducted by relevant government authorities. Each of Comtech Communications, Comtech Software, Shenzhen Comtech and Shanghai E&T respectively has complied with all applicable registration and filing requirement under PRC laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

4. Each of Comtech Communications, Comtech Software, Shenzhen Comtech and Shanghai E&T respectively has legal right, power and authority to own, lease and operate its properties and to conduct its business as described in their business licenses and to enter into and perform its obligations.

5. The due execution and delivery by each of the Ultimate Shareholders and Huimo Chen, and the due performance by each of the Ultimate Shareholders and Huimo Chen of his or her obligations under each of the Agreements or the share transfer agreements to which he or she is a party and the consummation by each of the Ultimate Shareholders and Huimo Chen of the transactions contemplated therein and the ownership structure of Shenzhen Comtech do not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument known to us after due and reasonable inquiries and to which Shenzhen Comtech is a party or by which Shenzhen Comtech is bound or to which any of the properties or assets of Shenzhen Comtech is bound or to which any of the properties or assets of Shenzhen Comtech is subject; (ii) contravene the provisions of the articles of association, business license or other constituent documents of Shenzhen Comtech; or (iii) conflict with or result in any violation of any laws of the PRC;

This opinion relates to the laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date thereof.

We hereby consent to the use of this opinion in, and the filing thereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings of “Risk factors – Risks Related to Our Business – We depend upon Contractual Arrangements with the Ultimate Shareholders of Shenzhen Comtech in conducting our business through Shenzhen Comtech and Shanghai E&T and receiving payments, which may not be as effective in providing operational control as direct ownership and may be difficult to enforce. If the PRC government considers these Contractual Arrangements violate or conflict with PRC governmental regulations, our business would be materially adversely affected”, “- Risks Related to Doing Business in China – You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management”, and “Enforceability of civil liabilities” in the Prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come with in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Grandall Legal Group ( Shenzhen ) Office

Grandall Legal Group ( Shenzhen ) Office

Schedule 1

1.	Latest articles of association, business license and other material constitutional documents, licenses and certificates of Comtech Communication Technology (Shenzhen) Company Limited, Comtech Software Technology (Shenzhen) Company Limited, Shenzhen Comtech International Ltd and Shanghai E & T System Company Limited.

2.	The agreement dated April 14, 2005 between Nan Ji and Comtech (China) Holding Limited.

3.	The agreement dated April 14, 2005 between Jeffrey Kang and Comtech (China) Holding Limited.

4.	The share transfer agreement dated June 28, 2005 between Nan Ji and Jeffrey Kang.

5.	The share transfer agreement dated June 28, 2005 between Nan Ji and Huimo Chen.